Exhibit 10.13

AGREEMENT

This agreement (“Agreement”) is made as of the 1st day of January, 2011 by and between Diligent APAC Board Services Pte. Ltd., a Singapore corporation, 5 Shenton Way, #16-00 UIC Building, Singapore 068808 (the “Company”), and Eslinda Hamzah, an individual residing at 101-C Siglap Road, Singapore 455898 (“Executive”).

1.	Employment. Company hereby employs Executive and Executive hereby accepts employment upon the terms and conditions hereinafter set forth.

2.
Term. Unless earlier terminated pursuant to Article 6 below, this Agreement shall commence on January 1, 2011, or such other date as the parties may agree (the “Effective Date”) and shall continue in effect for two years (through December 31, 2012) (the “Initial Term”). This Agreement shall continue in effect thereafter for one year periods until either party provides the other One Hundred Twenty (120) days prior written notice of termination. The Initial Term and the subsequent annual periods that this Agreement remains in effect shall be hereinafter referred to as the “Term”.

3.
Duties and Obligations of Executive. Executive is being hired as the Managing Director of the Company to manage and run the Company and to head the Company’s effort to sell the Diligent Boardbooks® product in the Asia Pacific Region. During the Term, in addition to the other obligations set forth herein, Executive shall hold the title and perform the duties and fulfill the obligations set forth on Schedule A.

4.
Collateral Agreement. Contemporaneous with the execution of this Agreement, the Company has entered into an Agreement (the “Collateral Agreement”) with Diligent Board Member Services, Inc. (“Parent”) pursuant to which Parent has granted to Company the right to sell Diligent Boardbooks in the Asia Pacific Region.

5.
Compensation. For all services rendered by Executive and for all covenants undertaken by Executive pursuant to this Agreement, Company shall pay to Executive the monetary compensation and Executive shall receive stock awards with respect to the Parent’s stock as provided in Schedule B. The payment of compensation to Executive shall be subject to such statutory deductions (including, without limitation, employee payment obligations to the Central Provident Fund) as may be required in accordance with applicable law.

5.1
Fringe Benefits. During the Term, Company shall extend to Executive other fringe benefits as per Schedule C. Company makes no provision for disability, retirement or death in service benefits to the Executive.

6.	Termination.

6.1	Termination of Executive for Cause. Company may terminate this Agreement for “cause” by written notice to Executive upon the occurrence of one or more of the following:

(a)	Executive commits a material act of dishonesty, deceit, or breach of fiduciary duty in the performance of Executive’s duties as an employee of Company;

(b)
Executive neglects or fails, in a material respect, to perform or observe Executive’s job responsibilities and/or obligations as set forth in Schedule A and such neglect or failure is not cured within thirty days of receipt of notice from Company of such neglect or failure ;

(c)
Executive substantially violates any written policy regarding employee behavior or conduct that has been provided to Executive by Company and Executive does not cure such breach within thirty (30) days after written notice from Company of such violation;

(d)	Executive is convicted of, or pleads nolo contendre to, (i) any felony, or any misdemeanor involving moral turpitude or (ii) any crime or offense involving dishonesty with respect to Company; or

(e)
Executive materially breaches any other provision of this Agreement and does not cure such breach within thirty days after written notice from Company, except that such cure period shall not apply to any breach by Executive of the restrictive covenants in Article 9 of this Agreement.

In the event Company opts to terminate this Agreement for cause, Company shall provide written notice of such termination which shall also specify the reason for such termination.

In the event this Agreement is terminated by either party for any reason other than for cause against Company, all obligations of Company under this Agreement shall terminate except for those set forth in Article 10 and those obligations accrued prior to the termination date.

6.2
Termination by Executive. Executive shall have the right to terminate this Agreement forthwith if Company breaches or fails to perform any of its obligations hereunder and such breach or failure is not cured within thirty days after notice by Executive of such breach or failure to perform. In the event Executive opts to terminate this Agreement pursuant to this Article 6.2, Executive shall provide written notice of such termination which shall also specify the reason for such termination. In the event this Agreement is terminated by either party for other than cause against Executive, then all obligations of Executive shall terminate except for those set forth in Articles 9 and 10 and those obligations accrued prior to the termination date.

6.3
Illness or Disability of Executive. If Executive is unable for health reasons to perform services for Company for a continuous period of more than 90 days, Executive shall be deemed to be permanently and totally disabled and Company may terminate this Agreement forthwith, and both Company and Executive or his estate, trustee or personal representative (as the case may be) shall not be entitled to claim any compensation for any and all loss or damage as a result of such early termination and shall have no claim whatsoever for any part of any future compensation that would have been paid to Executive for the remainder of Term from the date of termination. Executive shall be paid all compensation due under this Agreement until it is terminated in writing.

6.4
Death of Executive. This Agreement will terminate immediately upon the death of Executive, and in such case, the surviving named beneficiary or Executive’s estate shall receive any compensation earned and unpaid as of the date of Executive’s death. Both Company and Executive or his estate, trustee or personal representative (as the case may be) shall not be entitled to claim any compensation for any and all loss or damage as a result of such early termination and shall have no claim whatsoever for any part of any future compensation that would have been paid to Executive for the remainder of Term from the date of termination.

6.5
Resignation by Executive. In the event that Executive voluntarily resigns after the Initial Term as an employee of Company by giving the 120 days notice referred to in Article 2, all obligations of Company under this Agreement shall terminate on the effective date of such resignation other than Company’s obligations under Article 10 and those obligations accrued prior to the termination date.

7.	Expenses. The T&E expenses of Executive incurred in connection with the conduct of Company’s business shall be paid as provided in Schedule B.

8.
Devotion to business. Throughout Executive’s employment pursuant to this Agreement, Executive will devote 100% of Executive’s professional and business hours and Executive’s undivided attention to the business and affairs of Company and its divisions and affiliates, except as otherwise set forth in this Agreement. Nothing in this Agreement will preclude Executive from devoting reasonable periods as may be required for outside activities and engagements that will not interfere with Executive’s performance of her duties hereunder and will not reflect adversely on Company, and that are not inconsistent with the mission or purposes of Company, including, but not limited to, such activities as the following: (a) service as a director, trustee, or member of a committee of any organization involving no conflict of interest with the interests of Company; (b) fulfilling speaking engagements, teaching at continuing education seminars, or fulfilling other professional or business educational opportunities; and/or (c) engaging in charitable and community activities that are not inconsistent with the mission and purposes of Company.

9.	Restrictive Covenants.

9.1
Competition. Executive agrees that while this Agreement is in effect, and for a period of one year after its termination, Executive will not, without the written consent of Company, engage in, directly or indirectly, either as principal, agent, proprietor, director, officer, employee or consultant, or participate in the ownership, management, operation or control of any business, offering a board portal product in those countries in the Asia Pacific Region where a client of Company is using the Diligent Boardbooks Product during the Term or at the date of termination of this Agreement. A business competitive with the business of Company shall include a business that manufactures, provides or markets software for digital board books, regardless of how delivered. Nothing in this section shall prevent Executive from purchasing securities of any business whose securities are regularly traded on any national securities exchange, or in the over-the-counter market; provided that such purchases shall not result in Executive owning, directly or indirectly, at any time, one percent (1%) or more of the voting securities of any entity engaged in any business competitive to that carried on by Company at the termination of this Agreement.

9.2
Recruitment of Clients. Executive agrees that she will not, while this Agreement is in effect and for a period of one year thereafter, directly or indirectly, individually or in concert with other persons, aid or endeavor to solicit or induce customers/clients of Company (with whom Executive or a Sales Assistant had contact while at Company) to obtain from another person or entity products or services competitive with the products or services then sold or provided by Company.

9.3
Confidential Information. Executive agrees that she will not, while this Agreement is in effect or at any time thereafter, use or disclose to any unauthorized person any trade secrets or other confidential information of Company, any of its clients or its affiliates. Executive acknowledges and agrees that trade secrets and other confidential information, whether created by Executive in connection with her employment or by others, constitute Company’s sole and exclusive property. For purposes of this section, the term “confidential information” includes, without limitation, all documents, materials and other information, whether in oral, written or electronic form, that have been or will be furnished by or on behalf of Company or a client to Executive (or that have been or will be created for, or submitted to, Company while Executive is employed by Company), and includes, without limitation, all client data stored on its Boardbooks site, all notes, analyses, compilations, materials, manuscripts, books, pamphlets, tapes, CDs, products, product information, mailing lists, customer/client information and customer/client lists, business plans, business methods, web site designs, technology information, software, source code, pricing information, and any studies or other documents or materials prepared by the Executive which contain or reflect all or any portion of the originally disclosed materials. Notwithstanding the foregoing, Confidential Information does not include information that: (i) was or becomes generally available to the public other than as a result of a disclosure by Executive or Executive’s agents; or (ii) becomes available to Executive on a non confidential basis from an independent source without breach of any confidentiality obligations. or (iii) which Executive is required to disclose under applicable laws or regulations or in connection with judicial or administrative proceedings, provided that to the extent possible Executive shall notify Company if compelled to disclose confidential information, prior to its disclosure, so as to permit Company an opportunity to seek a protective order or other appropriate relief it deems prudent. Executive will return all documents and other tangible evidence related to Company’s trade secrets and any confidential information on termination of this Agreement with or without cause. No breach or alleged breach of this Agreement by Company shall alter the obligations of Executive set forth in this Article. When Company is used in this Article 9.3, it shall also include Parent.

9.4
Right to Injunctive Relief and Other Remedies. Executive agrees that the restrictions contained in Article 9 are necessary for the protection of Company and its Parent and any breach thereof may cause Company or Parent irreparable harm for which there may not be adequate remedy at law. Executive consents in the event of such breach to the issuance of injunctive or other equitable relief in favor of Company restraining the breach of the Article 9 covenants by any court having jurisdiction. Executive agrees that the rights of Company to obtain an injunction shall not be considered a waiver of Company’s rights to assert any other remedy it may have at law or in equity.

9.5	Survival of Provisions. The provisions of this Article 9 shall survive termination of this Agreement.

10.
Non-Disparagement. During the term of this Agreement and thereafter, Executive shall not, directly or indirectly, disparage or make negative, derogatory or defamatory statements about Company or Parent, their business activities, their clients, or any of their directors, officers, employees, affiliates, agents, or representatives or any of them, to any person or business entity. Neither Parent, Company nor their directors, officers, employees, affiliates, agents and representatives shall, directly or indirectly, disparage or make negative, derogatory or defamatory statements about Executive. Except pursuant to a subpoena validly issued or enforced by a court, arbitrator, agency, or other governmental body of competent jurisdiction, or in response to a valid investigative demand by a governmental body, neither Executive nor Company nor Parent (including any of their directors, officers, employees, affiliates, agents and representatives) will testify, consult, cooperate or otherwise communicate with any other person concerning any legal proceeding, judicial or administrative, against or adverse to Executive, Parent or Company. Executive, Parent and Company shall give prompt notice (i.e., no later than five (5) business days following receipt) to the other of any such subpoena or investigative demand before taking any action in response thereto.

The provisions of this Article 10 shall survive termination of this Agreement.

11.
Intellectual Property Rights. Executive agrees that all copyright and all other intellectual, moral, and proprietary rights (collectively, the “Intellectual Property Rights”) conceived of or developed by Executive during the Term of Executive’s employment with Company, whether alone or jointly with others and whether during working hours or otherwise, which relate to the business or interests of Company shall be Company’s exclusive property. Executive shall (i) promptly disclose in writing to Company each Intellectual Property Right related to the business or interests of Company that is conceived or developed by Executive during the term of Executive’s employment with Company, (ii) assign all rights to such Intellectual Property Rights to Company and (iii) assist Company, at Company’s expense, in every way to obtain and/or protect any patents, trademarks or copyrights on such Intellectual Property Rights.

12.	Miscellaneous.

12.1
Severability. If any provision of this Agreement shall be adjudicated to be invalid, it shall not affect the remaining provisions of this Agreement. In addition, if any provision of this Agreement shall be adjudicated to be invalid as it relates to the restrictive covenants in Article 9, such provision shall be modified to provide for the maximum restriction on Executive that is lawful as, for example, by decreasing the geographical area or duration of any such restriction.

12.2
Further assurances. Each of Company and Executive agrees, at the expense of Company, to do such acts and execute such documents as are reasonably necessary to implement fully her or its respective covenants under this Agreement.

12.3	Succession. This Agreement shall extend to and be binding upon Executive and her heirs, administrators and executors and upon Company and its successors and assigns.

12.4
Entire agreement; waiver. This Agreement contains the entire and only agreement between Company and Executive with respect to the subject matter hereof. This Agreement supersedes all prior representations, agreements and understandings, whether oral or written, upon the subject matter hereof. All waivers and modifications of this Agreement shall be in writing and signed by the party against whom enforcement of such waiver or modification is sought. No waiver or failure or delay by either party to enforce a right set forth in this Agreement shall operate as a waiver of any term or condition of this Agreement as applied to the same or similar circumstances occurring thereafter.

12.5	Governing Law and Jurisdiction. This Agreement shall be construed and interpreted in accordance with the laws of Singapore and is subject to the non-eclusive jurisdiction of the Singapore courts.

12.6
Notices. Any notice or other communication required or permitted to be made or given to either party pursuant to this Agreement shall be sufficiently made or given on the date of mailing if the notice or communication is in writing and is delivered by hand or sent to the recipient by nationally recognized courier or certified mail, return receipt requested, addressed to the intended recipient at his or its address set forth in the preamble to this Agreement or to such other address as the recipient shall have designated by written notice given to the party providing notice.

12.7	Legal Fees. Executive, and her heirs, shall be entitled to reasonable attorney’s fees incurred in the fully successful defense or enforcement of any of their rights hereunder.

12.8
Article Headings. The article headings in this Agreement are for convenience of reference only and shall not be considered a part of, or modify, explain, enlarge, restrict or in any way affect, the construction or interpretation of any provisions of this Agreement.

12.9	Counterparts. This Agreement may be executed in counterparts. Facsimile and electronic signatures shall be treated as originals for all purposes of this Agreement.

12.10
Condition precedent. This Agreement is subject, as a condition precedent, to approval by the Company’s Board of Directors. This Agreement shall be submitted to the Board at a meeting to be held on September 22, 2010.

WITNESS the signatures of the parties hereto as of the date first written above.

	Diligent APAC Board Services Pte. Ltd.	Executive:
ESLINDA HAMZAH

By:	/s/ Alessandro Sodi	By:	/s/ Eslinda Hamzah

	Alessandro Sodi		Eslinda Hamzah
Director

SCHEDULE A

ACCOUNTABILITIES

Job Title:	Managing Director

Function:
Executive shall be responsible for managing the Company and directing Company’s sales efforts in the Asia Pacific Region through sales calls on prospective clients by the Sales Personnel and the management of the sales staff while working with the regional account managers.

Reports to:	Board of Company and President/CEO of Parent.

Accountabilities:

▪	Executive is principally responsible for securing sales by the Company of the Parent’s Boardbook product either directly, or indirectly, through the Sales Assistants in the Asia Pacific Region.

▪	Executive will manage all of the affairs of the Company, including without limitation, managing the Company’s employees and the sales efforts of the Company.

▪
Executive will closely supervise the efforts of the Sales Assistants and will coordinate with the account managers. Executive will report to the President and CEO of the Parent (“President”) any issues arising in connection with such employees.

▪
Prior to the Effective Date of this Agreement, Executive and the President shall agree on the objectives for the Company for the Initial Term. Thereafter, prior to the commencement of each calendar year, Executive and President shall establish the Asia Pacific Region objectives for the ensuing calendar year, including without limitation, the number of new service agreements and the license fees to be received for such new agreements.

▪
Executive will create business strategies for effectively selling the Diligent Boardbooks product in the Asia Pacific Region and secure the approval of the President of such business strategies prior to their implementation.

▪
Executive will confer with the President on the number of Sales Assistants, account managers and administrative assistants to be employed by the Company. The President must approve the number of staff as well as those individuals proposed to be hired by Executive.

▪
Executive will submit to the President on a monthly basis by the 10th of each month a report of the activities and results for the Asia Pacific Region for the immediately prior month. The report will contain the details specified from time to time by the President.

▪
At the request of the President and/or Chairman of Parent’s Board, Executive shall participate in any Board meeting of the Parent for which such request has been made. Executive may be required to make presentations to the Parent’s Board regarding the Company from time to time.

▪
Executive will work with the Chief Financial Officer in connection with the preparation of the Company’s budget and the compilation of the Company’s financial statements and reports. Executive shall submit such information as reasonably requested by the Chief Financial Officer in connection with such budget, financial statements and reports.

▪
Executive shall use the marketing materials prepared by Parent to promote the Diligent Boardbooks product in the Asia Pacific Region. Executive may propose additional marketing materials which will be subject to the approval of the President.

▪
In connection with signing any newclients, Executive will use the Service Agreement as agreed with the General Counsel of Parent in negotiating the business relationship with a potential client. Executive will not agree to any substantial changes in such Service Agreement with a potential client without the approval of the President and/or General Counsel of Parent, as appropriate.

▪
Executive has been provided with a pricing calculator which will establish the minimum configuration pricing for any proposed client. Executive shall not agree to a reduction of more than ten (10%) percent of the minimum configuration price without the approval of the President.

▪
Executive shall, at all times during the term of this Agreement, conduct herself in a business-like, professional manner and in such a manner so as not to create negative publicity or damage to the business reputation of the Company.

▪	Executive shall at all times comply with Company’s policies including, without limitation, the Code of Conduct, the Fraud Policy and the Privacy Policy.

SCHEDULE B

PAYMENTS BY PARENT, REVENUE SPLIT, EXPENSES AND COMPENSATION

1. COLLATERAL AGREEMENT

As stated in Article 4, the Company and Parent have entered into the Collateral Agreement in which Parent grants to Company the right to sell Diligent Boardbooks® in the Asia Pacific Region. The Company shall earn revenues (“Company Revenues”) from Subscription Fees pursuant to Service Agreements on Qualifying Sales (as defined in Paragraph 6 below) of Diligent Boardbooks. The Company will set aside the amounts of the Company’s Revenues specified below (“Designated Company Revenues”) which amounts shall be used solely to pay the amounts due under Paragraphs 2 and 3 below:

(A)	Fifty (50%) percent of the Company Revenues attributable to the first year’s annual Subscription Fees received in the first year of a Service Agreement with a new client.
(B)	Thirty-five (35%) percent of the Company Revenues attributable to the annual Subscription Fees received in the second year of a Service Agreement with a client.
(C)	Twenty (20%) percent of the Company Revenues attributable to the annual Subscription Fees received in the third year of a Service Agreement with a client.
(D)	Ten (10%) percent of the Company Revenues attributable to the annual Subscription Fees received in the fourth year and thereafter of a Service Agreement with a client.

 “Subscription Fees” are the annual amount paid by clients pursuant to a Service Agreement for Diligent Boardbooks products which does not include installation fees.

“Service Agreement” means the agreement for Diligent Boardbooks to be entered into between Company and its clients and shall be in the form as agreed with the General Counsel of Parent.

The foregoing notwithstanding, the above percentages representing Designated Company Revenues shall be reduced by the amount, if any, paid to the Singapore Exchange for sales of Diligent Boardbooks in Singapore.

2. SALES ASSISTANTS AND SALES AND MARKETING EXPENSES

The Company may employ assistants for Managing Director who shall make sales of Diligent Boardbooks and who will assist the Managing Director in connection with the Managing Director’s sales (“Sales Assistants”). These Sales Assistants shall be paid the compensation provided in paragraph 4 below. The Company shall also reimburse expenses for travel and entertainment incurred by Managing Director and Sales Assistants and advertising and marketing expenses in the Region (these salary, commissions, travel and entertainment and marketing and advertising expenses are referred to herein as “Sales and Marketing Expenses”).

Company shall apply the Designated Company Revenues received during the Term first to pay all Sales and Marketing Expenses incurred from time to time.

3. COMPENSATION TO EXECUTIVE

Upon payment by Company of all Sales and Marketing Expenses, the remaining amount of the Designated Company Revenues shall be paid to Executive as compensation for Executive’s services as Managing Director of the Company. For the first two years of this Agreement, Company shall pay the amount of any shortfall in Designated Company Revenues to ensure that Managing Director is paid $250,000 in each such year. After the Initial Term, Executive’s sole source of compensation shall be the excess amount of Designated Company Revenues over Sales and Marketing Expenses incurred by the Company during the Term. The Company, at its sole discretion, may, without having any obligation to do so, pay bonuses to Executive. If compensation to the Executive is subject to withholding or other taxes in any jurisdiction, the payments to Executive shall be reduced by the amounts required to be withheld by the appropriate taxing authority.

4. SALES ASSISTANTS SALARY AND COMMISSION

In addition to Sales Assistants annual salary as established by Company, each Sales Assistant will earn a commission equal to fifty (50%) percent of the Designated Company Revenues attributable to a sale of the Diligent Boardbooks product in the first year of a Service Agreement which was negotiated and closed by the Sales Assistant with a new client. Sales Assistants shall receive fifty (50%) percent of the Designated Company Revenues attributable to the second and third years of a Service Agreement which was negotiated and closed by the Sales Assistant.

5. TRAVEL AND ENTERTAINMENT EXPENSES

Company will reimburse Executive for the expenses incurred by her in the conduct of the Company’s business upon submission of receipts evidencing such expenses.

6. QUALIFYING SALES

Company shall earn Company Revenues for each sale of the Diligent Boardbooks product in the Asia Pacific Region which was closed by the Executive and/or a Sales Assistant, irrespective of where the lead for such transaction arose (referred to herein as a “Qualifying Sale”). By way of example and not limitation, if a U.S. client requests the Diligent Boardbooks product for its Asia Pacific office, and the Executive or a Sales Assistant closes this transaction, then this will be a Qualifying Sale for purposes of Company Revenues for the transaction. If, however, a lead for a possible sale of the Diligent Boardbooks product in Asia comes to an employee of Parent and the transaction is closed by an employee of Parent who is not the Executive or a Sales Assistant, then this transaction shall not be a Qualifying Sale for revenue purposes to the Company. If a lead originates outside of Asia Pacific and a sale is accomplished through the joint efforts of an employee of Parent outside of Asia Pacific and the Executive or a Sales Assistant, then the Company and appropriate region shall agree in advance on the split of the revenues received for attribution to the specific Region and the Company.

7. ACCOUNT MANAGERS

Account Managers are responsible for coordination with accounts once they have been signed and account managers do not sign new accounts, and, hence, they are not Sales Assistants.

8. STOCK COMPENSATION

Pursuant to the Collateral Agreement, Parent shall grant Executive options for 750,000 shares of the Parent’s common stock at the Remuneration and Nominations Committee meeting in January 2011, to be effective after Executive’s commencement of employment. The stock options will vest over three years for exercise purposes at 250,000 shares per year on the later of the anniversary date of Executive’s employment and the anniversary date of the grant. The exercise price will be established as the closing market price on the day prior to the date of the grant. The terms governing the stock options are set forth in the Stock Option Agreement which each employee who is granted stock options must sign.

SCHEDULE C

The following are the benefits to be provided to Executive in connection with her employment:

Insurance Benefits:
Health Insurance: Full family health insurance coverage will be provided to the Executive on a contributory health insurance basis. Executive and Company shall agree on a medical plan available to Executive and other Company employees in Asia and Company shall pay ninety (90%) percent of the premiums for medical coverage allocable to Executive, only, on a monthly basis up to US$600.00 per month. Executive shall be responsible for any amounts attributable to adding a spouse or other dependents to the insurance. Executive shall be responsible for all premium amounts above Company’s payment.

Sick Leave:
Executive shall be entitled to three working days sick leave per year.

Maternity and Childcare Leave:
The provisions of the Singapore Employment Act (Cap. 91) and the Children Development Co-Savings Act (Cap. 38A) apply.

Vacation:
The Executive will be entitled to a minimum of four (4) weeks paid vacation per year - plus public holidays and personal days - as per Company policy.

Tools:
Desktop and laptop computers and business cards will be provided by Company as required.

Central Provident Fund:
Company shall make any employer contributions required to be made by it to the Central Provident Fund in connection with Executive’s employment.

Reservation of Rights:
Nothing in this Schedule C shall be deemed to limit the ability of Company to adopt, amend, revoke or replace any fringe benefit plans or Company policies or from taking any action in connection therewith that is applied uniformly to all executive employees of Company.